SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM S-1

                      POST-EFFECTIVE AMENDMENT NUMBER 25 TO

                      REGISTRATION STATEMENT NUMBER 2-76193

                    AMERICAN EXPRESS INSTALLMENT CERTIFICATE

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             IDS CERTIFICATE COMPANY
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    DELAWARE
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      6725
--------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   41-6009975
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

               IDS Tower 10, Minneapolis, MN 55440, (612) 671-3131
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Bruce A. Kohn - IDS Tower 10, Minneapolis, MN 55440-0010, (612) 671-2221
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

               CONTENTS OF THIS POST-EFFECTIVE AMENDMENT NO. 25 TO
                       REGISTRATION STATEMENT NO. 2-76193

Cover Page

Prospectus

Part II Information

Signatures

American Express Installment Certificate
Prospectus
April 26, 2000


Earn attractive rates while you build your savings.


American Express Certificate Company (AECC or AXP Certificate Company), a subsidiary of American Express Financial Corporation, issues American Express Installment Certificates. You may:


o Purchase this certificate with monthly investments in any amount from $50 through $5,000.

o        Earn a fixed rate of interest declared every three months.

o Receive bonus interest payments if you make regular investments for specified periods.

o        Keep your certificate for up to 10 years from its issue date.

Like all investment companies, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.


This certificate is backed solely by the assets of AECC. See "Risk factors" on page 2p.

American Express Certificate Company is not a bank or financial institution, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency.


The distributor is not required to sell any specific amount of certificates.


Issuer:
American Express Certificate Company
American Express Tower 10
Minneapolis, MN  55440-0010
800-862-7919 (toll free)


Distributor:
American Express Financial Advisors Inc.
An American Express company

Initial interest rates


AECC guarantees a fixed rate of interest for each three-month period during the life of your certificate. The rate for your first three months will be within a specified range of the average rate for bank money market accounts published in the most recent BANK RATE MONITOR(R) (BRM) Top 25 Market Average(R). BANK RATE MONITOR and National Index are marks owned by BANKRATE.COMsm, a division of Intelligent Life Corporation, N. Palm Beach, FL 33408. See "About the certificate" for more explanation.

Here are the interest rates in effect April 26, 2000:

---------------------------------------------------------------------------

Simple interest rate                                  ________%
---------------------------------------------------------------------------

Effective annualized yield*                           ________%
---------------------------------------------------------------------------
*Assuming monthly compounding.

These rates may or may not have changed when you apply to purchase your certificate. Rates for later three-month periods are set at the discretion of AECC and may also differ from the rates shown here. See "Rates for new purchases" under "About the certificate" for further information.

American Express Certificate Company may offer different rates for different distribution channels. For more information call 800 __________. Certificates of deposits (CDs) with different rates may be available from American Express Centurion Bank, an affiliate of AECC, including high rate CDs through Membership Banking.

Risk factors

You should consider the following when investing in this certificate:


This certificate is backed solely by the assets of AECC. Most of our assets are debt securities whose price generally falls as interest rates increase, and rises as interest rates decrease. Credit ratings of the issuers of securities in our portfolio vary. See "Invested and guaranteed by AECC," "Regulated by government," "Backed by our investments" and "Investment policies" under "How your money is used and protected."

Table of Contents

Initial interest rates
Risk factors

About the certificate
Read and keep this prospectus                                       p
Investment amounts                                                  p
Face amount and principal                                           p
Value at maturity                                                   p
Receiving cash during the term                                      p
Interest                                                            p
Rates for new purchases                                             p
Promotions and pricing flexibility                                  p
Bonus payments                                                      p
Calculating your bonus                                              p

How to invest and withdraw funds                                    p
Buying your certificate                                             p
Two ways to make monthly investments                                p
Full and partial withdrawals                                        p
Transfers to other accounts                                         p
Two ways to request a withdrawal or transfer                        p
Three ways to receive payment when you withdraw funds               p
Retirement plans: special policies                                  p
Withdrawal at death                                                 p
Transfer of ownership                                               p
For more information                                                p

Taxes on your earnings                                              p
Retirement accounts                                                 p
Gifts to minors                                                     p
How to determine the correct TIN                                    p
Foreign investors                                                   p
Trusts                                                              p

How your money is used and protected                                p


Invested and guaranteed by AECC                                     p


Regulated by government                                             p
Backed by our investments                                           p
Investment policies                                                 p

How your money is managed                                           p


Relationship between AECC and American
   Express Financial Corporation                                    p


Capital structure and certificates issued                           p
Investment management and services                                  p
Distribution                                                        p


Transfer agent                                                      p
Employment of other American Express affiliates                     p
Directors and officers                                              p
Independent auditors                                                p


American Express Certificates                                       p


Appendix                                                            p

Annual financial information                                        p
Summary of selected financial information                           p
Management's discussion and analysis of financial
   condition and results of operations                              p
Report of independent auditors                                      p

Financial statements                                                p

Notes to financial statements                                       p

About the certificate

Read and keep this prospectus


This prospectus describes terms and conditions of your American Express Installment Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the American Express Installment Certificate as described in the prospectus, or to bind AECC by any statement not in it.


Investment amounts


AECC offers the American Express Installment Certificate for scheduled monthly purchase payment installments in any amount from $50 through $5,000 payable in U.S. currency (unless you receive prior approval from AECC to invest more). You may also make additional lump-sum investments in any amount, as long as these investments plus your scheduled payments over the life of the certificate do not total more than $600,000. AECC guarantees your principal and interest.


The certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If so used, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law.

Face amount and principal


The face amount of your certificate is the total of your scheduled monthly investments during its 10-year life. The minimum face amount is $6,000 or the total of 120 monthly investments of $50 each. Your maximum face amount cannot exceed $600,000. Your principal is the amount you actually invest over the life of the certificate, less any withdrawals of your investments, and penalties and fees. It is guaranteed by AECC.


Value at maturity

Your certificate matures 10 years from its issue date. At maturity, you will receive a distribution for the value of your certificate, which will be the total of your actual investments, plus credited interest not paid to you in cash and any bonus payments, less withdrawals, penalties and fees.

Receiving cash during the term

If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in "How to invest and withdraw funds".

Interest

Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month (on the monthly anniversary of the issue date).


AECC declares and guarantees a fixed rate of interest for each three-month period during the life of your certificate. We calculate the amount of interest you earn each certificate month by:


o        applying the interest rate then in effect to your balance each day;

o        adding these daily amounts to get a monthly total; and

o subtracting interest accrued on any amount you withdraw during the certificate month.

Interest is calculated on a 30-day month and 360-day year basis.

This certificate may be available through other distributors or selling agents with different interest rates or related features and consequently with different returns. You may obtain information about other such distributors or selling agents by calling the Client Service Organization at the telephone numbers listed on the back cover.

Rates for new purchases

When your application is accepted, and we have received your initial investment, we will send you a confirmation showing the rate that your investment will earn for the first three-month period. AECC guarantees that this rate will be within a range from 25 basis points (0.25%) below to 75 basis points (0.75%) above the average interest rate for bank money market deposit accounts published in the BRM Top 25 Market Average(R) on the first day of the period the rate is declared for. For example, if the average rate most recently published is 2.75%, our rate in effect for a one-week period beginning on the Wednesday after that publication would be between 2.50 and 3.50%. (Bank money market deposit accounts are government insured.)

The BRM is a weekly magazine published by Advertising News Service Inc., an independent national news organization that collects and disseminates information about bank products and interest rates. Advertising News Service Inc. has no connection with AECC, AEFC, or any of their affiliates.

The BRM Top 25 Market Average(R) is an index of rates and annual effective yields offered on various length certificates of deposit by large banks and thrifts in 25 metropolitan areas. The frequency of compounding varies among the banks and thrifts. Certificates of deposit in the BRM Top 25 Market Average(R) are government insured fixed-rate time deposits.

The BRM may be available in your local library. To obtain information on the current BRM Top 25 Market Average(R) rates, call the Client Service Organization at the telephone numbers listed on the back cover between 8 a.m. and 6 p.m. your local time.

Rates for new purchases are reviewed and may change weekly. Normally, the rate you receive will be the higher of:

o        the rate in effect on the date of your application, or


o        the rate in effect on the date your application is accepted by AECC.

However, if your application bears a date more than seven days before its receipt by AECC, the rate you receive will be the higher of:

o        the rate in effect on the date your application is accepted by AECC, or


o        the rate in effect seven days prior to receipt.


Active or retired American Express employees, AECC directors, American Express financial advisors, their immediate families and any U.S. employee of any affiliated company of AECC are guaranteed an initial rate 75 basis points above the rate offered to the general public, reflecting the lower distribution costs associated with such sales. Consequently, the highest and lowest rate in the range of rates for initial terms of such certificates purchased at the employee rate will be 75 basis points higher than the comparable rates described at the beginning of this section for ranges of rates for initial terms.

Rates for future periods: Interest on your certificate for future three-month periods may be greater or less than the rates you receive during the first three months. In setting future interest rates, a primary consideration will be the prevailing investment climate, including bank money market deposit account average rates as reflected in the BRM Top 25 Market Average(R). Nevertheless, we have complete discretion as to what interest shall be declared beyond the initial three-month period. At least six days in advance of each three-month period, we will send you notice of the rate that your certificate will earn for that period. If the BRM Top 25 Market Average(R) is no longer publicly available or feasible to use, AECC may use another, similar index as a guide for setting rates.


Promotions and pricing flexibility


AECC may sponsor or participate in promotions involving the certificate and its respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who purchase or use products or services offered by American Express Company or its affiliates.


We also may offer different rates based on the amount invested, maturity selected, geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.

These promotions will generally be for a specified period of time. If we offer a promotion, rates will be within the range of rates described under "Rates for new purchases," above.


Performance: From February 199__ through February 199__, American Express Installment certificate yields were generally higher than average bank money market deposit accounts and Super Now accounts, as measured by the BRM Top 25 Market Average(R) (prior to Jan. 13, 1993, yields were measured by the BRM National Index (R), an average of 10 yields in 10 cities).

                Yields from February 199__ through February 199__

4%                  _________American Express Installment Certificate


3%                  .........Money Market Deposit Account

2%                  ---------Super NOW Account

                    Three lines comparing the yields for American Express Installment Certificate against those of money market and Super NOW accounts with Installment's yield generally above the other two lines.


`93          `94            `95            `96            `97               `98

The graph compares past yields and should not be considered a prediction of future performance. The Installment Certificate's yields reflect its former policy, in effect through April 1992, of compounding interest rates each calendar quarter. Monthly compounding is reflected from February 199__ through February 199__.


Bonus payments


If you meet our requirements for your investments, AECC will pay you a monthly bonus for a period of time. Your bonus will be a percentage of your weighted average monthly investment (WAMI). This percentage may increase from time to time if you continue to meet our requirements, including maintaining a minimum balance. These requirements are set out in the table below. All the periods of 12 months mentioned in the table must begin and end on the date we issue your certificate or an annual anniversary of that date.

To be eligible for this bonus for 12   You must meet these requirements:

5% annualized bonus payment on your    During a 12-month period, you must make one or more payments
WAMI                                   totaling at least $600. In a subsequent 12-month period, you must make payments totaling at least an additional $600 for a total principal amount invested of $1,200, not including interest. The two
                                       12-month periods do not have to be consecutive. Further the first
                                       12-month period does not have to be the year beginning with your first investment. This bonus may be earned in any certificate year from your second through your ninth year.

8% annualized bonus payment on your    During a 12-month period subsequent to your qualification for the 5%
WAMI                                   annualized bonus payments, you must make one or more payments totaling at least $600 for a total principal amount invested of
                                       $1,800, not including interest. This bonus may be earned in any certificate year from your third through your ninth certificate year.

10% annualized bonus payment on your   During a 12-month period subsequent to your qualification for the 8%
WAMI                                   annualized bonus payments, you must make one or more payments totaling at least $600 for a total principal amount invested of
                                       $2,400, not including interest. This bonus may be earned in any certificate year from your fourth through your ninth certificate year.

20% annualized bonus payment on your   During a 12-month period subsequent to your qualification for the
WAMI                                   10% annualized bonus payments, you must make one or more payments totaling at least $600 for a total principal amount invested of
                                       $3,000, not including interest. This bonus may be earned in any certificate year from your fifth through your ninth certificate year.

The rate in the remaining years following attainment of the 20% bonus is comparable to a fixed rate investment. It may be obtained as soon as your seventh certificate year or as late as your tenth certificate year.

Bonus payments are credited to your account at the end of each certificate month. They immediately become part of your balance and begin to earn interest.

The illustrations below show the cumulative effect of bonus payments on a hypothetical investment. Suppose you invest $100 per month, receive interest at a constant rate of 2.48% (an effective annual yield of 2.50%, assuming a Jan. 1 purchase) and make no additional lump-sum investments and no withdrawals. (The rate and yield are for illustration only and may not be in effect when you purchase your certificate.) Your interest, balance and average annual yield would increase as follows:


Installment Certificate Example


$8,000                                ***Amount Paid In
                                      .......Interest
$6,000                                -----Bonus

$4,000

$2,000 Graph shows the effect of cumulative interest and bonus earned on an account from zero through 72 months

6    12    18    24    30     36     42     48    54     60     66     72

Installment Certificate example

                                   Without bonus                  Added by bonus                  Total with bonus
                      Cumulative   Cumulative   Balance     Cumulative   Cumulative  Balance      Average
                      investments  interest                 bonus        interest                 annual
                                   on                                    on bonus                 yield*
                                   investments
--------------------- ------------ ------------ ----------- ------------ ----------- ------------ -----------
1st 12-month period    $1,200.00     $ 16.27    $1,216.27     $  0.00      $ 0.00    $1,216.27      2.50%
--------------------- ------------ ------------ ----------- ------------ ----------- ------------ -----------
2nd 12-month period     2,400.00       63.03     2,463.06        0.00        0.00     2,463.03      2.50
--------------------- ------------ ------------ ----------- ------------ ----------- ------------ -----------
3rd 12-month period     3,600.00      141.05     3,741.05       60.00        0.78     3,801.83      3.57
--------------------- ------------ ------------ ----------- ------------ ----------- ------------ -----------
4th 12-month period     4,800.00      251.13     5,051.13      156.00        3.54     5,210.67      4.05
--------------------- ------------ ------------ ----------- ------------ ----------- ------------ -----------
5th 12-month period     6,000.00      394.06     6,394.06      276.00        9.11     6,679.17      4.24
--------------------- ------------ ------------ ----------- ------------ ----------- ------------ -----------
--------------------- ------------ ------------ ----------- ------------ ----------- ------------ -----------
6th 12-month period     7,200.00      570.70     7,770.70      516.00       19.46     8,306.16      4.70
--------------------- ------------ ------------ ----------- ------------ ----------- ------------ -----------

* Average from date of issue to end of year indicated.

Important: The increase in yield that you receive from bonus payments may be more or less than in the example, depending upon interest rates during the six years following issue of your certificate. If actual interest rates are higher than in the example, the effect of the bonus will be less. For example, at a 7.00% interest rate, bonus payments would raise the certificate's average annual yield from issue through year six by 2.06%, compared to 2.20% (4.70% - 2.50%) in the example. If actual interest rates are lower than in the example, the increase in the average annual yield would be somewhat more than 2.20%.

Calculating your bonus

To determine your bonus we:

o first calculate your average monthly investment over the life of your certificate, weighting it to reflect the amount of time each dollar has been invested (your weighted average monthly investment). Money invested early is given more weight than money invested later.

o then calculate your monthly bonus as a specified percentage of your weighted average monthly investment.

Here is an example to illustrate the two calculations: Suppose you make 24 consecutive monthly investments - $100 per month for the first six months and $150 per month thereafter (a total of $3300).

                             Calculating your bonus

---------------------------- -------------------------- -------------------------- --------------------------
           Month                    Investment                 Months Held                 Weighted
                                                                                             Value
---------------------------- -------------------------- -------------------------- --------------------------
           1                           100           x            24           =             $2,400
           2                           100                        23                          2,300
           3                           100                        22                          2,200
           4                           100                        21                          2,100
           5                           100                        20                          2,000
           6                           100                        19                          1,900
           7...                        150                        18...                       2,700
           24                          150                        1                             150
---------------------------- -------------------------- -------------------------- --------------------------
           Sum                  $3,300 Total amount               300                       $38,550
                              invested over 24 months
---------------------------- -------------------------- -------------------------- --------------------------

1.       Calculate the weighted value of each month's investment.

         Multiply the amount invested ($100) by the number of months it is held - 24 months for the first $100, 23 months for the second, etc.
         Example: Amount invested in month 1 is $100. The investment will be held 24 months. $100 x 24 months = $2,400 monthly weighted value.

2. Add the weighted values:

         $2,400 + $2,300 + $2,200 + ...$150 = $38,550 is the total weighted value of the investment.

3. Add the number of months held:

         24 + 23 + 22 + ...1 = 300.
         300 is the total number of months the investment is held.

4. Divide the total weighted value of the investment (step 2) by the total number of months the investment is held (step 3):

         $38,550 / 300 = $128.50 is your weighted average monthly investment
         (WAMI) at the end of 24 months.

5. Multiply your WAMI by the applicable bonus percentage (5% in the third year):

         5% of $128.50 = $6.43. $6.43 is your bonus payment each month in year three, a total of $77 for the year.

Here is another example: Suppose you make one investment of $600 in the first month then your next investment is $600 in the 24th month (a total of $1,200).

----------------------------- -------------------------- -------------------------- --------------------------
           Month                     Investment                 Months Held                 Weighted
                                                                                              Value
----------------------------- -------------------------- -------------------------- --------------------------
           1                             600          x            24           =            $14,400
           2                               0                       23                              0
           3                               0                       22                              0
           4                               0                       21                              0
           5                               0                       20                              0
           6                               0                       19                              0
           7...                            0                       18                              0
           24                            600                       1                             600
----------------------------- -------------------------- -------------------------- --------------------------
           Sum                   $1,200 Total amount               300                       $15,000
                               invested over 24 months
----------------------------- -------------------------- -------------------------- --------------------------

1.       Calculate the weighted value of each month's investment.

         Multiply the amount invested ($600) by the number of months it is held.
         Example: Amount invested in month 1 is $600. The investment will be held 24 months. $600 x 24 months = $14,400 monthly weighted value.

2.       Add the weighted values:

         $14,400 + 0 + $600 = $15,000.
         $15,000 is the total weighted value of the investment.

3.       Add the number of months held:

         24 + 23 + 22 + ...1 = 300.
         300 is the total number of months the investment is held.

4. Divide the total weighted value of the investment (step 2) by the total number of months the investment is held (step 3):

         $15,000 / 300 = $50 is your weighted average monthly investment (WAMI) at the end of 24 months.

5. Multiply your WAMI by the applicable bonus percentage (5% in the third year):

         5% of $50 = $2.50. $2.50 is your bonus payment each month in year three, a total of $30 for the year.

This procedure is repeated in months 36, 48 and 60 to calculate your weighted average monthly investment from issue through years three, four and five, respectively assuming you maintain your regular monthly payments. These weighted averages are then multiplied by the applicable percentages - 8%, 10% and 20% to determine monthly bonus payments for years four, five and six, respectively.

Effect of partial withdrawals: If you withdraw part of your principal, you will not receive credit toward a bonus for the sum(s) you withdraw or at all, since you would not qualify for the bonus for the year if the value drops below the required amount at the required time. In effect, you reduce the size of the bonus you are eligible to receive. This is because removing principal will reduce the weighted value of your investment. The weighted value will decrease in proportion to the amount of principal you withdraw. Using the example above, if you withdrew $1,000 of the principal before the end of the 24th month, your total investment would decrease by 30.3% ($1,000/3,300=.303); therefore the reduction factor you will use to figure out the amount of your reduced bonus is
 .303.

To figure out how much your bonus will be, follow these steps:

1. Multiply the original total weighted value (see original example) of your investment by the reduction factor calculated above.

         $38,550 x .303 = $11,680.65.

2. Subtract the number calculated in Step 1 from the original total weighted value of your investment.

         $38,550 - 11,680.65 = $26,869.35.

         The new weighted value of your investment after making the $1,000 withdrawal is $26,869.35.

3. Divide the new weighted value of your investment by the total number of months held (300 in this example).

         $26,869/300 = $89.56.

         Your new weighted average monthly investment (WAMI) is $89.56.

4. Multiply the new WAMI by the applicable bonus percentage. In this example, 5% is the bonus because that is the amount on the third year bonus.

         $89.56 x .05 = $4.48, or $53.76 total bonus for the year.

Withdrawals may also affect your eligibility for bonus payments in the third through sixth years. To remain eligible your balance at the end of a relevant 12-month period must be at least equal to the amount set out in the table under "Bonus payments" above. You will become ineligible if withdrawals reduce your balance below this level at the end of a relevant 12-month period.

Other eligibility policies: If you have not made the required minimum investments specified earlier, you may not receive bonus payments in the year bonuses would otherwise be paid. But you may become eligible during the next bonus period by making the required investments in the next year. For example, assume that you make the required investments for the first 24 months and receive bonus payments in the third year. But during the third year, you make payments of only $400, so the total principal invested is $1,600 instead of the required $1,800. In that case, you would not receive the bonus payments that would normally be made in the fourth year. However, if you make all your regular monthly investments in the fourth year, and your account principal balance reaches the required equivalent of 36 investments of $50 per month ($1,800 at the end of the fourth year), then you would qualify for 8% bonus payments in year five, based on the new weighted average monthly investment.

Interest rate from years seven through 10: This may be as soon as year seven or as late as year ten. A rate will be declared during the next month in which you receive a bonus payment and will be guaranteed by IDSC for a three-month period starting in the next month. Thereafter, the rate will be declared every three months and guaranteed for three-month periods.

How to invest and withdraw funds

Buying your certificate


Your American Express financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. If you purchase your certificate other than through an American Express financial advisor - for example, through a direct marketing channel - you may be given different purchase instructions. We will process the application at our corporate offices in Minneapolis. When we have accepted your application and we have received your initial investment, we will send you a confirmation of your purchase, indicating your account number and showing the rate of interest for your first three months as described under "Rates for new purchases," above. See "Purchase policies" below.

Important: When you open an account, you must provide AECC with your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number. See "Taxes on your earnings." Once your account is set up, there are several convenient ways to make monthly investments.


Purchase policies:
o Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day.

o You have 15 days from the date of purchase to cancel your investment without penalty by either writing or calling the Client Service Organization at the address or phone number on the back of this prospectus. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.

o If you purchase a certificate with a personal check or other non-guaranteed funds, AEFC will wait one day for the process of converting your check to federal funds (e.g., monies of member banks within the Federal Reserve
     Bank) before your purchase will be accepted and you begin earning interest.


o AECC has complete discretion to determine whether to accept an application and sell a certificate.


o If you make no investments for a period of at least six consecutive months and your principal is less than $500, we may send you a notice of our intent to cancel the certificate. After the notice, if an investment is not made within 60 days, your certificate will be canceled, and we will send you a check for its full value.

A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See "Retirement plans: special policies."

Two ways to make monthly investments

1
By scheduled investment plan

Contact your financial advisor to set up one of the following scheduled plans:


o        Bank authorization (automatic deduction from your bank account)

o        Automatic payroll deduction

o        Direct deposit of Social Security check

o        Other plan approved by AECC

To cancel a bank authorization, you must instruct AECC in writing or over the phone. We must receive notice at least three business days before the date funds would normally be withdrawn from your bank account. Bank authorization will automatically be stopped at maturity or full withdrawal.

2
By mail

Send your check along with your name and account number to:


Regular mail:                                        Express mail:
American Express                                     American Express
Financial Advisors Inc.                              Financial Advisors Inc.
70250 AXP Financial Center                           Client Service Organization
Minneapolis, MN 55474                                733 Marquette Ave.
                                                     Minneapolis, MN 55402


Full and partial withdrawals

o You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. If you purchase this certificate for an IRA, (401(k), or other retirement plan account, early withdrawals or cash payments of interest taken prematurely may be subject to IRS penalty taxes.

o Complete withdrawal of your certificate is made by giving us proper instructions. To complete these transactions, see "Two ways to request a withdrawal or transfer."

o If your withdrawal request is received in the Minneapolis headquarters on a business day before 3 p.m. Central time, it will be processed that day and payment will be sent the next business day.
     Otherwise, your request will be processed one business day later.

o Full and partial withdrawals of principal in the first three years are subject to penalties, described below.

o You may not make a partial withdrawal if it would reduce your certificate balance to less than $250. If you request such a withdrawal, we will contact you for revised instructions.

o As noted earlier, withdrawals during the first six years will affect the amount of your bonus payments and may make you ineligible for a bonus. If you do not receive all your bonus payments in the first six years, future withdrawals also may affect the amount of your bonus payments. See "Bonus payments."


Penalties for early withdrawal: If you withdraw money within three years after the certificate was purchased, you will pay a penalty of 2% of the principal withdrawn. Except to the extent your balance would be less than $250, this penalty will be taken from the remaining balance, not the amount withdrawn. The 2% penalty is waived upon death of the certificate owner. When this certificate is owned by a revocable trust, this penalty also is waived upon death of any grantor of the revocable trust. We also will waive withdrawal penalties on withdrawals for IRA certificate accounts for your required distributions. See "Retirement plans: special policies" below.

When you request a full or partial withdrawal, we pay the amount you request:

o        first from interest and bonus payments credited to your account,

o        then from the principal of your certificate.

For example, suppose this is your balance at the end of the second year:

Total investments                                              $   7,200.00
Interest and bonus credited                                    $     488.61
Total balance                                                  $   7,688.61

If you request a $1,000 check, we would withdraw funds in this order:

Credited interest and bonus                                    $     488.61
Withdrawal of principal                                        $     511.39
Total requested withdrawal                                     $   1,000.00

In addition, we would have to withdraw funds to cover the full withdrawal penalty:

Principal withdrawn                                            $     511.39
Withdrawal penalty %                                                  2%
Withdrawal penalty                                             $      10.23

The total transaction would be:

Beginning balance                                              $   7,688.61
Credited interest and bonus withdrawn                          $    (488.61)
Principal withdrawn                                            $    (511.39)
Withdrawal penalty (also from principal)                       $     (10.23)
Remaining balance                                              $   6,678.38

Loss of interest: If you make a withdrawal at any time other than the last day of the certificate month, you will lose interest accrued on the withdrawal amount since the end of the last certificate month.

Other full and partial withdrawal policies:

o If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before AECC mails a check to you. We may mail a check earlier if the bank provides evidence that your check has cleared.

o If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

o Any payments to you may be delayed under applicable rules, regulations or orders of the Securities and Exchange Commission (SEC).

Transfers to other accounts


You may transfer part or all of your certificate to any other American Express Certificate or into another new or existing American Express Financial Advisors Inc. account that has the same ownership (subject to any terms and conditions that may apply).

Two ways to request a withdrawal or transfer

1
By phone

Call the Client Service Organization at the telephone numbers listed on the back cover.

o        Maximum phone request:  $50,000.

o Transfers into an American Express Financial Advisors Inc. account with the same ownership.

o A telephone withdrawal request will not be allowed within 30 days of a phoned-in address change.

o We will honor any telephone withdrawal or transfer request and will use reasonable procedures to confirm authenticity.

You may request that telephone withdrawals not be authorized from your account by writing the Client Service Organization.

2
By mail

Send your name, account number and request for a withdrawal or transfer to:


Regular mail:
American Express Financial Advisors Inc.
70250 AXP Financial Center
Minneapolis, MN  55474


Express mail:
American Express Financial Advisors Inc.
Client Service Organization
733 Marquette Ave.
Minneapolis, MN  55440-0010

Written requests are required for:

o    Transactions over $50,000.

o Pension plans and custodial accounts where the minor has reached the age at which custodianship should terminate.

o Transfers to another American Express Financial Advisors Inc. account with different ownership.(All current registered owners must sign the request.)

Three ways to receive payment when you withdraw funds

1
By regular or express mail

o        Mailed to address on record; please allow seven days for mailing.

o        Payable to name(s) you requested.

o We will charge a fee if you request express mail delivery. Cost for partial withdrawals is deducted from the remaining balance, or from the proceeds for full withdrawals.

2
By wire

o    Minimum wire withdrawal:  $1,000.

o    Request that money be wired to your bank.


o    Bank account must be in same ownership as AECC account.


o Pre-authorization required. Complete the bank wire authorization section in the application or use a form supplied by your American Express financial advisor. All registered owners must sign.

o We may deduct a service fee from your balance (for partial withdrawals) or from the proceeds of a full withdrawal.

3
By electronic transfer

o Available only for pre-authorized scheduled partial withdrawals and other full or partial withdrawals.

o    No charge.

o    Deposited electronically in your bank account.

o    Allow two to five business days from request to deposit.

Retirement plans: special policies

o If the certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the certificate apply to the plan as the owner of this certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant's individual account under the plan is administered. These terms may differ from the terms of the certificate.

o If your certificate is held in a Custodial Retirement Plan (or Keogh plan), special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, the full value of the certificate will automatically transfer to a new or existing cash management account according to rules outlined in the Custodial Retirement Plan document.

o The annual custodial fee for IRA or non-401(k) qualified retirement plans may be deducted from your certificate account. It may reduce the amount payable at maturity or the amount received upon an early withdrawal.

o Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.

o We will waive withdrawal penalties on withdrawals for IRA certificate accounts for your required distributions.

o If you withdraw all funds from your last account in an IRA at American Express Trust Company, a termination fee will apply as set out in Your Guide to IRAs, the IRS disclosure information received when you opened your account.

o The IRA termination fee will be waived if a withdrawal occurs after you have reached age 70 1/2 or upon the owner's death.

Withdrawal at death

If a certificate is surrendered upon the client's death, any applicable surrender charge will be waived. In addition, if an IRA termination fee is applicable, it will also be waived.

Transfer of ownership

While this certificate is not negotiable, AECC will transfer ownership upon written notification to our Client Service Organization. However, if you have purchased your certificate for an IRA, 401(k) plan or other qualified retirement plan, you may be unable to transfer or assign the certificate without losing the account's favorable tax status. Please consult your tax advisor.

For more information

For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your American Express financial advisor or call the Client Service Organization at the telephone numbers listed on the back cover.


If you purchase your certificate other than through a financial advisor, you may be given different purchase and withdrawal instructions.


Taxes on your earnings


The bonus payments and interest on your certificate, including interest on bonus payments, are taxable when credited to your account. Each calendar year we provide the certificate account owner and the IRS with reports of all earnings equal to and over $10 (Form 1099). Withdrawals are reported to the certificate account owner and the IRS on Form 1099-B, "Proceeds from Broker Transactions."


Retirement accounts

If you are using the certificate as an investment for an IRA, 401(k) plan account or other qualified retirement plan account, income tax rules for your IRA or qualified plan apply. Generally, you will pay no income taxes on your investment's earnings -- and, in many cases, on part or all of the investment itself -- until you begin to make withdrawals.


AECC will withhold federal income taxes of 10% on IRA withdrawals unless you tell us not to. AECC is required to withhold federal income taxes of 20% on most other qualified plan distributions, unless the distribution is directly rolled over to another qualified plan or IRA.


Withdrawals from retirement accounts are generally subject to a penalty tax of 10% by the IRS if you make them before age 59 1/2, unless you are disabled or if they are made by your beneficiary in the event of your death. Other exceptions may also apply. Also, withdrawals of principal during a certificate month may be subject to the certificate's provision for loss of interest.

Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

Gifts to minors

The certificate may be given to a minor under either the Uniform Gifts or Uniform Transfers to Minors Act (UGMA/UTMA), whichever applies in your state. UGMAs/UTMAs are irrevocable. Generally, under federal tax laws, income over $1,400 for the year 2000 on property owned by children under age 14 will be taxed at the parents' marginal tax rate, while income on property owned by children 14 or older will be taxed at the child's rate.


Your TIN and backup withholding: As with any financial account you open, you must list your current and correct TIN, which is either your Social Security or Employer Identification number. You must certify your TIN under penalties of perjury on your application when you open an account.

If you don't provide the correct TIN, you could be subject to backup withholding of 31% of your interest earnings. You could also be subject to further penalties, such as:

o        a $50 penalty for each failure to supply your correct TIN;

o a civil penalty of $500 if you make a false statement that results in no backup withholding; and

o        criminal penalties for falsifying information.

You could also be subject to backup withholding because you failed to report interest on your tax return as required.

To help you determine the correct TIN to use on various types of accounts, please use this chart:

How to determine the correct TIN

For this type of account:                               Use the Social Security or Employer Identification
                                                        Number of:

------------------------------------------------------- -----------------------------------------------------


Individual or joint account                             The individual or one of the owners listed on the
                                                        joint account


------------------------------------------------------- -----------------------------------------------------
------------------------------------------------------- -----------------------------------------------------

Custodian account of a minor                            The minor
(Uniform Gifts/Transfers to Minors Act)

------------------------------------------------------- -----------------------------------------------------
------------------------------------------------------- -----------------------------------------------------


A revocable living trust                                The grantor-trustee
                                                        (the person who puts the money into the trust)


------------------------------------------------------- -----------------------------------------------------
------------------------------------------------------- -----------------------------------------------------

An irrevocable trust, pension trust or estate           The legal entity
                                                        (not the personal representative or trustee, unless
                                                        no legal entity is designated in the account title)

------------------------------------------------------- -----------------------------------------------------
------------------------------------------------------- -----------------------------------------------------

Sole proprietorship                                     The owner

------------------------------------------------------- -----------------------------------------------------
------------------------------------------------------- -----------------------------------------------------

Partnership                                             The partnership

------------------------------------------------------- -----------------------------------------------------
------------------------------------------------------- -----------------------------------------------------

Corporate                                               The corporation

------------------------------------------------------- -----------------------------------------------------
------------------------------------------------------- -----------------------------------------------------

Association, club or tax-exempt organization            The organization

------------------------------------------------------- -----------------------------------------------------

For details on TIN requirements, ask your financial advisor or contact your local American Express Financial Advisors Inc. office/financial consultant for federal Form W-9, "Request for Taxpayer Identification Number and Certification." You also may obtain the form on the Internet at (http://www.irs.gov/prod/forms_pubs/).


Foreign investors


If you are not a citizen or resident of the United States (nonresident alien), you must supply AECC with Form W-8, Certificate of Foreign Status when you purchase your certificate. You must also supply both a current mailing address and an address of foreign residency, if different. AECC will not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). The Form W-8 in effect before January 1, 2001, must be resupplied by you every three calendar years.


Interest on the certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien. Even though your interest income is not taxed by the U.S. government, it will be reported at year end to you and to the U.S. government on a Form 1042S, Foreign Person's U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information.

Changes in tax regulation: The U.S. Internal Revenue Service has issued new regulations changing the certification requirements for nonresident aliens. As a result of the changes, new Forms W-8 have been designed and are available for use. American Express Certificate Company will need the new forms on file for all clients by January 1, 2001. Depending on your status, you may provide us with any one of four new Forms W-8. Most clients will use Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, but consult your tax advisor to ensure that you are using the correct form. The new Forms W-8 must be resupplied every four calendar years, up from three years with the current form.

A few other changes may affect you. Foreign trusts must apply for a permanent U.S. individual tax identification number (ITIN). Individuals applying for benefits under a tax treaty will have additional requirements.

Withholding taxes: If you fail to provide a Form W-8 as required above, you will be subject to backup withholding on interest payments and withdrawals from certificates.

Estate tax: If you are a nonresident alien and you die while owning a certificate, then, depending on the circumstances, AECC generally will not act on instructions with regard to the certificate unless AECC first receives, at a minimum, a statement from persons AECC believes are knowledgeable about your estate. The statement must be satisfactory to AECC and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, we generally will not take action regarding your certificate until we receive a transfer certificate from the IRS or evidence satisfactory to AECC that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States. In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your certificate to satisfy estate taxes.

Trusts: If the investor is a trust, the policies and procedures described above will apply with regard to each grantor who is a nonresident alien.

Important: The information in this prospectus is a brief and selective summary of certain federal tax rules that apply to this certificate and is based on current law and practice. Tax matters are highly individual and complex. Investors should consult a qualified tax advisor about their own position.

How your money is used and protected


Invested and guaranteed by AECC

AECC, a wholly owned subsidiary of AEFC, issues and guarantees the American Express Installment Certificate. We are by far the largest issuer of face amount certificates in the United States, with total assets of more than $____ billion and a net worth in excess of $____ million on Dec. 31, 1999.


We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

o    interest to certificate owners,

o and various expenses, including taxes, fees to AEFC for advisory and other services, distribution fees to American Express Financial Advisors Inc., and selling agent fees to selling agents.

For a review of significant events relating to our business, see "Management's discussion and analysis of financial condition and results of operations." No national rating agency rates our certificates.

Most banks and thrifts offer investments known as CDs that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

Regulated by government

Because the American Express Installment Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (The American Express Installment Certificate is a face-amount certificate. It is not a bank product, an equity investment, a form of life insurance or an investment trust.)

The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 1999, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $___ million. The law requires us to use amortized cost for these regulatory purposes. Among other things, the law permits Minnesota statutes to govern qualified assets of AECC as described in
Note 2 to the financial statements. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date.

As a condition to regulatory relief from the SEC, AECC has agreed to maintain capital and surplus equal to 5% of outstanding liabilities on certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by AECC). AECC is not obligated to continue to rely on the relief and continue to comply with the conditions of the relief. Similarly, AECC has entered into a written, informal agreement with the Minnesota Commerce Department to maintain capital equal to 5% of the assets of AECC (less any loans on outstanding certificates). When computing its capital, AECC values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles.

Backed by our investments

Our investments are varied and of high quality. This was the composition of our portfolio as of Dec. 31, 1999:

Type of investment                                      Net amount invested

Corporate and other bonds
Government agency bonds
Preferred stocks
Mortgages
Municipal bonds

As of Dec. 31, 1999 about __% of our securities portfolio (including bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B to the financial statements.

Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 1999 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.

Investment policies


In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of AECC use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:


Debt securities-
Most of our investments are in debt securities as referenced in the table in "Backed by our investments" under "How your money is used and protected."


The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to whether a company can pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, AECC relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in AECC's portfolio will be rated investment grade, or in the opinion of AECC's investment advisor will be the equivalent of investment grade. Under normal circumstances, AECC will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's Corporation. Securities that are subsequently downgraded in quality may continue to be held by AECC and will be sold only when AECC believes it is advantageous to do so.


As of Dec. 31, 1999, AECC held about __% of its investment portfolio (including bonds, preferred stocks and mortgages) in investments rated below investment grade.

Purchasing securities on margin -
We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities -
We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting -
We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter (selling securities for others) under federal securities laws.

Borrowing money -
From time to time we have established a line of credit with banks if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time.


Real estate -
We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans secured by real estate. We expect that equity investments in real estate, either directly or through a subsidiary of AECC, will be less than 5% of AECC's assets.


Lending securities -
We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 10% of AECC's assets.

When-issued securities-
Some of our investments in debt securities are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these securities are available for sale, issued and delivered to us. We generally do not pay for these securities or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. When-issued securities are subject to market fluctuations and they may affect AECC's investment portfolio the same as owned securities.

Financial transactions including hedges-
We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. AECC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with AECC's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. We do not use derivatives for speculative purposes.

Illiquid securities -
A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. AECC's investment advisor will follow guidelines established by the board and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of AECC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, AECC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions -
There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

How your money is managed

Relationship between AECC and American Express Financial Corporation

AECC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, changed its name to IDS Certificate Company on April 2, 1984, and to American Express Certificate Company on April 26, 2000.

AECC files reports on Form 10K and 10-Q with the SEC. The public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Before AECC was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar certificates since 1894. As of Jan. 1, 1995, IDS Financial Corporation changed its name to AEFC. AECC and AEFC have never failed to meet their certificate payments.

During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of Dec. 31, 1999, AEFC managed or administered investments, including its own, of more than $___ billion. American Express Financial Advisors Inc., a wholly owned subsidiary of AEFC, provides a broad range of financial planning services for individuals and businesses through its nationwide network of more than 180 offices and more than 9,000 financial advisors. American Express Financial Advisors' financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one or all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.

AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

o travel related services (including American Express(R) Card operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and

o international banking services (through American Express Bank Ltd. and its subsidiaries) and Travelers Cheque and related services.

Capital structure and certificates issued

AECC has authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.

As of the fiscal year ended Dec. 31, 1999, AECC had issued (in face amount) $__________ of installment certificates and $__________ of single payment certificates. As of Dec. 31, 1999, AECC had issued (in face amount) $__________ of installment certificates and $__________ of single payment certificates since its inception in 1941.

Investment management and services

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

o    providing investment research,

o    making specific investment recommendations,

o and executing purchase and sale orders according to our policy of obtaining the best price and execution.


All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or AECC as defined in the federal Investment Company Act of 1940.


For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets).

Advisory and services fee computation

Included assets                        Percentage of total book value

First $250 million                     0.750%
Next 250 million                       0.650
Next 250 million                       0.550
Next 250 million                       0.500
Any amount over 1 billion              0.107


Included assets are all assets of AECC except mortgage loans, real estate, and any other asset on which we pay an outside advisory or service fee.


Advisory and services fee for the past three years


                                                               Percentage of
Year                                     Total fees            included assets
1999                                      $_________                      ___%
1998                                    $  9,084,332                     0.24
1997                                     $17,232,602                     0.50




Estimated advisory and services fees for 2000 are $__________.

Other expenses payable by AECC: The Investment Advisory and Services Agreement provides that we will pay:


o    costs incurred by us in connection with real estate and mortgages;

o    taxes;

o    depository and custodian fees;

o    brokerage commissions;

o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

o fees and expenses of our directors who are not officers or employees of AEFC;

o provision for certificate reserves (interest accrued on certificate owner accounts); and

o     expenses of customer settlements not attributable to sales function.

Distribution

Under a Distribution Agreement with American Express Financial Advisors Inc., we pay a fee every month of 2.5% of all payments received during the month. This fee is paid on all payments received on or after issue of your certificate until the certificate's maturity date.

This fee is not assessed to your certificate account.


Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $________ during the year ended Dec. 31, 1999. We expect to pay American Express Financial Advisors Inc. distribution fees amounting to $________ during 2000.


See Note 1 to financial statements regarding deferral of distribution fee expense.


In addition, AECC may pay distributors additional compensation for distribution activities under certain circumstances. From time to time, AECC may pay or permit other promotional incentives, in cash or credit or other compensation.

American Express Financial Advisors Inc. pays commissions to its financial advisors and pays other selling expenses in connection with services to us. Our board of directors, including a majority of directors who are not interested persons of American Express Financial Advisors Inc., or AECC, approved these distribution agreements.


Transfer agent


Under a Transfer Agency Agreement, American Express Client Service Corporation (AECSC), a wholly owned subsidiary of AEFC, maintains certificate owner accounts and records. AECC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.


Employment of other American Express affiliates

AEFC may employ an affiliate of American Express Company as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

o the affiliate's employment is consistent with the terms of the current Investment Advisory and Services Agreement and federal securities laws.

Directors and officers


AECC's sole shareholder, AEFC, elects the board of directors that oversees AECC's operations. The board annually elects the directors, chairman, president and controller for a term of one year. The president appoints the other executive officers.

We paid a total of $______ during 1999 to directors not employed by AEFC.


Board of directors

Rodney P. Burwell
Born  in  1939.  Director  beginning  in  1999.  Chairman,   Xerxes  Corporation
(fiberglass storage tanks). Director, Fairview Corporation.


Charles W. Johnson
Born in 1929. Director since 1989. Director, Communications Holdings, Inc. Acting president of Fisk University from 1998 to 1999. Former vice president and group executive, Industrial Systems, with Honeywell, Inc. Retired 1989.

Jean B. Keffeler
Born in 1945. Director beginning in 1999. Independent management consultant.


Richard W. Kling
Born in 1940. Director since 1996. Chairman of the board of directors from 1996 to 2000. Director of IDS Life Insurance Company since 1984; president since 1994. Executive vice president of Marketing and Products of AEFC from 1988 to 1994. Senior vice president of AEFC since 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers of IDS Life Variable Annuity Funds A and B..


Thomas R. McBurney
Born in 1938. Director beginning in 1999. President, McBurney Management Advisors. Director, The Valspar Corporation (paints), Wenger Corporation, Allina, Space Center Enterprises and Greenspring Corporation.


Paula R. Meyer*
Born in 1954. President since 1998. Piper Capital Management (PCM) President from 1997 to 1998. PCM Director of Marketing from 1995 to 1997. PCM Director of Retail Marketing from 1993 to 1995.

Pamela J. Moret*
Born in 1956. Director since December 1999. Chair of the board of directors since January 2000. Senior vice president - Investment Products since November 1999. Vice president - Variable Assets & Services from 1997 to 1999. Vice president - Retail Services Group from 1996 to 1997. Vice president Communications from 1992 to 1996. Various attorney positions in General Counsel's Office from 1982 to 1992.


*"Interested Person" of AECC as that term is defined in Investment Company Act of 1940.

Executive officers


Paula R. Meyer
Born in 1954. President since 1998.

Jeffrey S. Horton
Born in 1961. Vice president and treasurer since 1997. Vice president and corporate treasurer of AEFC since 1997. Controller, American Express Technologies-Financial Services of AEFC from 1997 to 1997. Controller, Risk Management Products of AEFC from 1994 to 1997. Director of finance and analysis, Corporate Treasury of AEFC from 1990 to 1994.

Timothy S. Meehan
Born in 1957. Secretary since 1995. Secretary of AEFC and American Express Financial Advisors Inc. since 1995. Senior counsel to AEFC since 1995. Counsel from 1990 to 1995.

Lorraine R. Hart
Born in 1951. Vice president - Investments since 1994. Vice president - Insurance Investments of AEFC since 1989. Vice president - Investments of IDS Life Insurance Company since 1992.

Jay C. Hatlestad
Born in 1957. Vice president and controller of AECC since 1994. Manager of Investment Accounting of IDS Life Insurance Company from 1986 to 1994.

Bruce A. Kohn
Born in 1951. Vice president and general counsel since 1993. Senior counsel to AEFC since 1996. Counsel to AEFC from 1992 to 1996. Associate counsel from 1987 to 1992.



Philip C. Wentzel
Born in 1961. Vice president and controller of AECC since January 2000. Vice president - Finance, Insurance Products of AEFC since 1997. Vice president and controller of IDS Life since 1998. Director, Financial Reporting and Analysis - IDS Life from 1992 to 1997.


The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.


AECC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


Independent auditors

A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request.


Ernst & Young LLP, Minneapolis, has audited our financial statements for each of the years in the three-year period ended Dec. 31, 1999. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and AECC.

American Express Certificates

Other certificates issued by AECC: Your American Express financial advisor can give you more information on five other certificates issued by AECC. These certificates offer a wide range of investment terms and features.

American Express Cash Reserve Certificate - A single payment certificate that permits additional investments on which AECC guarantees interest in advance for a three-month term.

American Express Flexible Savings Certificate - A single payment certificate that permits additional investments and on which AECC guarantees interest in advance for a term of six, 12, 18, 24, 30 or 36 months.

American Express Market Strategy Certificate-A certificate that pays interest at a fixed rate or linked to one-year stock market performance, as measured by a broad market index, for a series of one-year terms starting every month or at other intervals the client selects.

American Express Preferred Investors Certificate - A single payment certificate that combines a competitive fixed rate of return with AECC's guarantee of principal for large investments of $250,000 to $5 million.

American Express Stock Market Certificate - A single payment certificate that calculates all or part of your interest based on stock market performance, as measured by a broad market index, with AECC's guarantee of return of principal.

Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's Corporation are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA - Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA - Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A - Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB - Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB - Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B - Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC - Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC - Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C - Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D - Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, AECC will consider the financial condition of the issuer or the protection afforded by the terms of the security.

(Back Cover)

Quick telephone reference*

800-862-7919               American Express Easy Access Line
                           Account value, cash transaction information, current rate information (automated response for Touchtone(R) phones only)

800-862-7919               Client Service Organization
                           Withdrawals, transfers, inquiries

800-846-4852               TTY Service For the hearing impaired

*You may experience delays when call volumes are high

American Express Installment Certificate
IDS Tower 10
Minneapolis, MN  55440-0010

Web site address: http://www.americanexpress.com/advisors

Distributed by American Express Financial Advisors Inc.

6000

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13. Other Expenses of Issuance and Distribution.

                  The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

                  The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

                  The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect.
                  See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

(a)             Securities Sold

1996            IDS Special Deposits*                              41,064,846.74
1997            American Express Special Deposits                 182,788,631.00
1998            American Express Special Deposits                  91,416,078.00
1999            American Express Special Deposits                  50,132,542.00

* Renamed American Express Special Deposits in April 1996.

(b)               Underwriters and other purchasers

American  Express  Special  Deposits are marketed by American  Express Bank Ltd.
(AEB), an affiliate of IDS Certificate Company, to private banking clients of AEB in the United Kingdom and Hong Kong.

(c)               Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $301,946.44 in 1996, $592,068.70 in 1997, $967,791.95 in 1998
and $877,981.60 in 1999.

(d)               Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom and Hong Kong to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits

         1.         (a)  Copy of Distribution Agreement dated November 18, 1988, between Registrant and IDS Financial Services Inc., filed electronically as Exhibit 1(a) to the Registration Statement No. 33-26844, for the American Express International Investment Certificate (now called, the IDS Investors Certificate) is incorporated herein by reference.

                    (b) Copy of Distribution Agreement dated March 29, 1996 between Registrant and American Express Service Corporation filed electronically as Exhibit 1(b) to Post-Effective Amendment No. 17 to Registration Statement No. 2-95577 is incorporated herein by reference.

         2.              Not Applicable.

         3.         (a)  Certificate of Incorporation,  dated December 31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

                    (b)  Certificate  of  Amendment,  dated  April 2, 1984 filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

                    (c) Certificate of Amendment, dated September 12, 1995, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 44 to Registration Statement No. 2-55252, is incorporated herein by reference.

                    (d) Certificate of Amendment, dated April 30, 1999, filed electronically as Exhibit 3(a) to Registrant's March 31, 1999 Quarterly Report on Form 10-Q is incorporated herein by reference.

                    (e) Current By-Laws, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 19 to Registration Statement No. 33-26844, are incorporated herein by reference.

         4.              Not Applicable.

         5. An opinion and consent of counsel as to the legality of the securities being registered, filed electronically as Exhibit 16(a)5 to Post-Effective Amendment No. 24 to Registration Statement No. 2-95577 is incorporated by reference.

         6. through 9. --  None.

         10.        (a)  Investment  Advisory  and  Services  Agreement  between
                         Registrant and IDS/American Express Inc. dated January 12, 1984, filed electronically as Exhibit 10(b) to Registrant's Post-Effective Amendment No. 3 to Registration Statement No. 2-89507, is incorporated herein by reference.

                    (b) Depositary and Custodial Agreement dated September 30, 1985 between IDS Certificate Company and IDS Trust Company, filed electronically as Exhibit 10(b) to Registrant's Post-Effective Amendment No. 3 to Registration Statement No. 2-89507, is incorporated herein by reference.

                    (c) Foreign Deposit Agreement dated November 21, 1990, between IDS Certificate Company and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

                    (d) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the American Express Investors and American Express Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

                    (e) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

                    (f) Amendment to the Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 9 to Registration Statement No. 33-26844, is incorporated herein by reference.

                    (g) Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and Coutts & Co.
                         (USA) International, filed electronically as Exhibit 1(e) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

                    (h) Consulting Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 16(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577 is incorporated herein by reference.

                    (i) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd. filed electronically as
                         Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement No. 2-55252, is incorporated herein by reference.

                    (j) Form of Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990 between American Express Financial Advisors Inc. and American Express Bank International, filed electronically as
                         Exhibit 10 (j) to Post-Effective Amendment No. 14 to Registration Statement 33-26844, is incorporated herein by reference.

                    (k) Letter Agreement dated July 28, 1999 amending the Selling Agent Agreement dated June 1, 1990, or a schedule thereto, as amended, between American Express Financial Advisors Inc. (formerly IDS Financial Services Inc.) and American Express Bank International, filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

                    (l) Letter Agreement dated July 28, 1999, amending the Marketing Agreement dated October 10, 1991, or a schedule thereto, as amended, between IDS Certificate Company and American Express Bank Ltd., filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

                    (m) Selling Agent Agreement, dated March 10, 1999 between American Express Financial Advisors Inc. and Securities America, Inc., filed electronically as Exhibit 10 (l) to Post-Effective Amendment No. 18 to Registration Statement 33-26844, is incorporated herein by reference.

         11. through 22. -- None.

         23. Consent of Independent Auditors' Report to be filed with a subsequent post-effective amendment to this registration statement.

         24.        (a)  Officers'  Power of Attorney,  dated September 8, 1998, filed electronically as Exhibit 24(a) to Post-Effective Amendment No. 22 to Registration Statement No. 33-22503, is incorporated herein by reference.

                    (b) Directors' Power of Attorney, dated April 26, 1999, filed electronically as Exhibit 24(a) to Registrant's March 31, 1999 Quarterly Report is incorporated herein by reference.

                    (c) Director's Power of Attorney, dated December 21, 1999, filed electronically as Exhibit 24(c) to Post-Effective Amendment No. 19 to Registration Statement No. 33-26844, is incorporated herein by reference.

         25. through 27. -- None.

                    (b) The financial statement schedules for IDS Certificate Company will be filed with a subsequent post-effective amendment to Registration Statement No. 2-55252 for Series D-1 Investment Certificate.

         Item 17. Undertakings.

                  Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc. (formerly, IDS Financial Services Inc.), as underwriter will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to Indemnification of Officers and Directors as permitted by applicable law.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 19th day, of January, 2000.

IDS CERTIFICATE COMPANY



By: /s/ Paula R. Meyer*
Paula R. Meyer, President


Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities on the 19th day, of January, 2000.


Signature                                         Capacity

/s/ Paula R. Meyer* **                            President and Director
Paula R. Meyer                                    (Principal Executive Officer)

/s/ Jeffrey S. Horton*                            Vice President and Treasurer
Jeffrey S. Horton                                 (Principal Financial Officer)

/s/ Jay C. Hatlestad*                             Vice President and Controller
Jay C. Hatlestad                                  (Principal Accounting Officer)

/s/ Rodney P. Burwell**                           Director
Rodney P. Burwell

/s/ Charles W. Johnson**                          Director
Charles W. Johnson

/s/ Jean B. Keffeler**                            Director
Jean B. Keffeler

/s/ Richard W. Kling**                            Director
Richard W. Kling

/s/ Pamela J. Moret***                            Director
Pamela J. Moret

/s/ Thomas R. McBurney**                          Director
Thomas R. McBurney

*Signed  pursuant to Officers'  Power of Attorney dated  September 8, 1998 filed
electronically  as  Exhibit  24(a)  to   Post-Effective   Amendment  No.  22  to
Registration Statement No. 33-22503, incorporated herein by reference.



/s/Bruce A. Kohn
Bruce A. Kohn



**Signed pursuant to Directors' Power of Attorney dated April 26, 1999 filed electronically as Exhibit 24(a) to Registrant's March 31, 1999 Quarterly Report, incorporated herein by reference.



/s/Bruce A. Kohn
Bruce A. Kohn



***Signed pursuant to Director's Power of Attorney dated December 21, 1999 filed
electronically  as  Exhibit  24(c)  to   Post-Effective   Amendment  No.  19  to
Registration Statement No. 33-26844, incorporated herein by reference.



/s/Bruce A. Kohn
Bruce A. Kohn

January 19, 2000



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, D.C. 20549-1004

Attn:    Document Control -EDGAR
         Ms. Patsy Mengiste

RE:      IDS Certificate Company (IDSC)
         Post-Effective Amendment No. 25
                American Express Installment Certificate: 2-76193
Dear Ms. Mengiste:

Enclosed and filed electronically is Post-Effective Amendment No. 25 to the above referenced registration statement. This amendment is filed under the Securities Act of 1933 for IDSC.

As you may recall, we have filed this prospectus in the past as part of a joint filing for which we used registration statement no. 2-95577, IDS Flexible Savings Certificate. The most recent post-effective amendment number for that registration statement was no. 24, which was filed on April 19, 1999. Consequently, this filing uses no. 25 as the initial post-effective amendment number.

The changes that have been made since Post-Effective Amendment No. 24 filed on April 19, 1999 are redlined. Please note that we contemplate changing the name of the company to American Express Certificate Company in April. Please also note that we have removed from the second page of this and other prospectuses a description of the Year 2000 risk factor.

Please direct your  questions or comments on this filing to Terry  Vestermark at
(612) 678-2132 or me at (612) 671-2221.

Thank you.


/s/Bruce Kohn
Bruce Kohn
Vice President and General Counsel
IDS Certificate Company



BK/TV/lal